Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Provides Year Ended December 31, 2009 Financial and Operating Results

HOUSTON—March 30, 2010— BPZ Resources, Inc. (NYSE:BPZ) announces financial and operating results for the fourth quarter and year ended December 31, 2009.  For the fourth quarter the Company reported operating loss of $13.0 million and net loss of $10.0 million or $0.09 per share and operating loss of $42.5 million and net loss of $35.8 million or $0.35 per share for the year ended December 31, 2009.  In addition, the Company had earnings before interest, income tax, depreciation and amortization (EBITDAX; see the reconciliation and rationale for this non-GAAP measure below) of $(5.4) million and $(16.6) million for the fourth quarter and year-ended December 31, 2009, respectively.  The table below illustrates the Company’s Consolidated Statements of Operations for the fourth quarter and year ended December 31, 2009 and 2008.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenue	$15,092	$18,112	$52,454	$62,955

Operating and administrative expenses:
Lease operating expense	6,668	4,707	28,113	11,649
General and administrative expense	8,302	13,449	33,258	42,094
Geological, geophysical and engineering expense	6,573	288	7,768	794
Depreciation, depletion and amortization expense	6,536	8,115	25,803	16,062

Total operating expenses	28,079	26,559	94,942	70,599

Operating loss	(12,987)	(8,447)	(42,488)	(7,644)

Other income (expense):
Income (expense) from investment in Ecuador property, net of amortization	1,129	58	1,208	718
Interest income	28	113	215	319
Other income (expense)	(69)	(53)	(1,312)	102

Total other income, net	1,088	118	111	1,139

Loss before income taxes	(11,899)	(8,329)	(42,377)	(6,505)

Income tax expense (benefit)	(1,921)	(2,150)	(6,575)	3,141

Net loss	$(9,978)	$(6,179)	$(35,802)	$(9,646)

Basic and diluted net loss per share	$(0.09)	$(0.08)	$(0.35)	$(0.12)
Weighted average common shares outstanding	115,135	78,748	103,362	77,390

Reserves Update

As of December 31, 2009 the Company’s total net proved reserves consisted of 37.5 million barrels of crude oil (Mmbo).  The reserves report was prepared under the rules of the Securities and Exchange Commission (SEC) by the independent reserve engineering firm Netherland, Sewell & Associates, Inc. (NSAI) covering a portion of the Company’s Block Z-1 Corvina and Albacora fields located in offshore northwest Peru.  This is approximately a 20.3 MBbls (119%) increase over the Company’s proved reserves reported as of December 31, 2008.  The report also estimates the present value of the future net cash flows of the Company’s proved oil and gas reserves at the end of 2009, using a discount rate of 10% (PV-10) and a referential 2009 average oil price of $57.30 per barrel.  The Company’s reserves categorized by proved developed producing and proved undeveloped and associated Standardized Measure of Future Net Cash Flow are set forth below:

Net Proved Crude Oil Reserves and Future Net Cash Flows

As of December 31, 2009

Based on Average Fiscal-Year Prices

	Actual	Estimated Future Capital Expenditures
	(In MBbls)	(In thousands)
Proved Developed Producing	4,298	$26,400
Proved Developed Not Producing	5,614	$21,800
Proved Undeveloped	27,572	$354,400
Total	37,484	$402,600
Standardized Measure of Discounted Future Net Cash Flows, Discounted @ 10% (PV-10) (in thousands)	$738,559

These estimates are based upon a reserve report prepared by NSAI, independent petroleum engineers.  NSAI used internally developed reserve estimates and criteria in compliance with the SEC guidelines based on data provided by the Company.

The reserve volumes and values were determined under the method prescribed by the SEC, which for 2009 requires the use of an average price, calculated as the twelve-month first day of the month historical average price for the twelve-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.  For years prior to 2009, the SEC rules required the use of year-end prices.

All of the Company’s proved undeveloped reserves are scheduled for development within five years and at December 31, 2009 the Company did not have any proved undeveloped reserves greater than five years.

See caption below, “Pending SEC Comments” below for additional information regarding the Company’s prior reserves estimates.

Quarter Ended December 31, 2009

Production and Revenue

For both year ended December 31, 2009 and 2008, all oil sales were from oil produced from the CX-11 platform, located in the Corvina field within Block Z-1 in northwest Peru, under a well testing program.  However, the 14XD well in the Albacora Field began initial production testing toward the end of December 2009; no sales were realized from this well during the quarter.

For the fourth quarter ended December 31, 2009 the Company’s oil production and sales were approximately 212.5 MBbls and 218.5 MBbls, respectively, resulting in $15.1 million in revenue compared to oil production and sales during the fourth quarter of 2008 of approximately 370.7 MBbls and 388.6 MBbls, respectively, which resulted in revenue of $18.1 million.  Oil production was negatively impacted due to the CX11-14D well being shut-in since November 7, 2009 due to water production that began in May 2009, which caused sand production and lifting issues.  Production was also negatively impacted by the workover of the CX11-21XD well, which was completed in October 2009.  With respect to the CX11-14D, the Company has no plans in its 2010 budget to workover this well.  Lower revenue for the quarter ended December 31, 2009 compared to the fourth quarter ended December 31, 2008 was caused primarily by decreased production.  However, the decrease was partially offset by a higher realized net oil price received. For the quarter ended December 31, 2009, average oil sales price, net of royalties, was $69.09 per barrel compared to $46.61 per barrel for the quarter ended December 31, 2008, a 48% increase.

Lease Operating

For the fourth quarter ended December 31, 2009, lease operating expenses (LOE) was $6.7 million ($30.52 per Bbl).  This represents a $2.0 million increase from the fourth quarter 2008.  This was primarily due to the workover of the CX11-21XD, which was completed in October of 2009 as mentioned above.  Costs associated with workovers are recognized as LOE and not capital expenditures.

General and Administrative

For the fourth quarter ended December 31, 2009, general and administrative (G&A) expenses were $8.3 million.  Included in G&A for the quarter was stock-based compensation expense of $2.7 million.

G&A expense for the fourth quarter ended December 31, 2009 of $5.6 million, excluding stock-based compensation, was slightly lower than the Company’s average quarterly G&A of $5.9 million during the previous year.

Stock-based compensation of $2.7 million was lower than the same quarter ended 2008 primarily due to the decrease in fair market value of awards granted in 2009 as a result of the decline in the stock price of BPZ.

Geological, Geophysical and Engineering

For the quarter ended December 31, 2009, geological, geophysical and engineering expenses (GG&E) increased $6.3 million to $6.6 million compared to $0.3 million for the same period in 2008.  During the fourth quarter of 2009, the Company incurred approximately $6.3 million for seismic acquisition expenses.  At the end of the third quarter of 2009, the Company entered into a contract to acquire approximately 950 square kilometers of 3-D seismic data for Block Z-1 to assist us in exploring, appraising and developing certain areas of interest and to better define the position of future wells and to comply with its exploration commitment under the Block Z-1 license contract. As Block Z-1 is located offshore, the seismic activity was to be conducted by marine seismic vessels from a third party seismic contractor.  Shortly after starting the seismic operations, and following protests from fisherman in the area where its third party contractor was performing seismic tests, the Company received notice from the Peruvian Ministry of Energy and Mines to suspend its seismic testing.  As a result of the suspension, the Company incurred approximately $4.7 million in standby fees, and mobilization and support costs, as well as $1.5 million in contract extension costs of which approximately $0.8 million will be credited against the future cost of the seismic acquisition by the contractor.  The contract extension guarantees the original seismic acquisition pricing as long as the Company is able to resume its seismic acquisition within the next two years.  The Company is currently working with the Peruvian Ministry of Energy and Mines in an effort to resume conducting the seismic survey.

Depreciation, Depletion and Amortization

For the fourth quarter ended December 31, 2009 and 2008, depreciation, depletion and amortization expense was $6.5 million and $8.1 million, respectively.  The decrease is due to decreased production during the fourth quarter as discussed above, partially offset by the increased average costs per well being depleted and a reduction in the reserve base from 2008 as a result of decreased oil prices at the end of 2008.

Other Income and (Expense)

For the fourth quarter ended December 31, 2009, Other Income and (Expense) was approximately $1.1 million compared to $.1 million during the fourth quarter ended December 31, 2008.  The increase is due to receiving $1.0 million in payments during 2009 from the Company’s investment in the Santa Elena property.

Income Tax

For the fourth quarter ended December 31, 2009, the Company recognized an income tax benefit of approximately $1.9 million on a net loss before income tax of approximately $11.9 million resulting in an effective tax rate of approximately 16.1%.  During the fourth quarter ended December 31, 2008, the Company recognized an income tax benefit of approximately $2.2 million on a net loss before income tax of approximately $8.3 million resulting in an effective tax rate of approximately 25.8%.

Year Ended December 31, 2009

Production and Revenue

For both year ended December 31, 2009 and 2008, all oil sales were from oil produced from the CX-11 platform, located in the Corvina field within Block Z-1 in northwest Peru, under a well testing program.  However, the 14XD well in the Albacora Field began initial production testing toward the end of December 2009; no sales were realized from this well during the quarter.  For the year ended December 31, 2009 the Company’s oil production and sales were approximately 991.0 MBbls and 962.5 MBbls, respectively, resulting in $52.4 million in revenue compared to oil production and sales for the year ended December 31, 2008 of approximately 826.5 MBbls and 825.8 MBbls, respectively, which resulted in revenue of $62.9 million.

The decrease in net revenue is due to a decrease of $21.74, or 29% in the average per barrel sales price received which was partially offset by an increase in oil sales of 136.7 MBbls.  Oil prices reached record levels during the third quarter of 2008 before sharply falling towards the end of the year.  During 2009, oil prices rose steadily from the lows seen at the beginning of the year but the average price of $54.49 per barrel received for oil in 2009 was considerably less than the average price of $76.23 per barrel received during 2008.

During the year ended December 31, 2009 oil production from the CX11-21XD, CX11-20XD and the CX11-15D wells were at various times and intervals partially or fully suspended due to workovers and maintenance of the wells in order to perform routine maintenance activities and to attempt to resolve certain gas channeling and water production issues encountered.  Additionally, oil production from the CX11-14D well was suspended since November 7, 2009 due to water production that began in May 2009 and caused sand production and lifting issues.  With respect to the CX11-14D, the Company has no plans in its 2010 budget to workover this well.

During the same period in 2008, oil production operations were suspended on January 30, 2008 and the Company’s oil sales did not resume until June 2008, due to an incident involving a small tanker leased by the Company’s marine transportation contractor from the Peruvian Navy.  In July 2008 the CX11-18XD was placed on production.  Subsequent to June 2008, the Company had oil production from three of the four wells while the CX11-20XD well began its initial production toward the end of September 2008.

Lease Operating

For the year ended December 31, 2009, LOE increased by $16.5 million to $28.1 million ($29.21 per Bbl) from $11.6 million ($14.11 per Bbl) for the same period in 2008.  The increase in expense is due to the additional workover and maintenance expenses incurred in 2009 and additional production costs associated with increased production facilities. During the year ended December 31, 2009, the Company incurred $9.8 million of workover expenses related to the CX11-20XD, CX11-21XD and CX11-15D wells and $1.2 million of additional expense incurred for the replacement of underwater hoses and flow lines, respectively.  The remaining increase in the per barrel amount of LOE is comprised of increased oil transportation costs, processing fees, and  insurance costs as a result of  the increased production compared to the same period in 2008.

General and Administrative

For the year ended December 31, 2009, G&A expense decreased $8.8 million to $33.3 million from $42.1 million for the same period in 2008.  Stock-based compensation expense, a subset of G&A expense, decreased by $5.8 million to $12.6 million for the year ended December 31, 2009 from $18.5 million for the same period in 2008.

G&A, excluding stock based compensation, decreased $3.0 million (approximately 13%) to $20.6 million from $23.6 million for the same period in 2008.  The $3.0 million decrease is due to a $2.3 million decrease in salary and salary related expenses, a $1.2 million decrease in consulting and contract labor expense, a $0.4 million decrease in legal expenses and a $0.4 million decrease in travel and travel related expenses, partially offset by a $0.4 million increase in bank fees and a $0.8 million increase in rent expenses.

The decrease in stock-based compensation expense is due to the decrease in fair market value of awards granted in 2009 as a result of the decline in the stock price of BPZ.  Additionally the 2009 stock-based compensation expense includes approximately $0.7 million of stock-based compensation expense related to the accelerated vesting for certain restricted stock and stock option awards granted to a former member of the Board of Directors.

Geological, Geophysical and Engineering

For the year ended December 31, 2009, GG&E expenses increased $7.0 million to $7.8 million compared to $0.8 for the year ended December 31, 2008   The increase is primarily due to seismic acquisition costs during the fourth quarter 2009 as described above.  The remaining increase of $0.7 million is due to increased laboratory and consulting costs as a result of more environmental impact studies performed on Blocks XIX, XXII and XXIII in the current year in preparation for the upcoming seismic data acquisition projects, compared to the activities of the prior year.

Depreciation, Depletion and Amortization

For the year ended December 31, 2009 and 2008, DD&A expense was $25.8 million and $16.1 million, respectively.  The increase is due to increased production discussed above, increased average costs per well being depleted and a reduction in the reserve base from 2008 as a result of decreased oil prices at the end of 2008.

Other Income and (Expense)

For the year ended December 31, 2009, income from the Company’s investment in the Santa Elena property, net of investment amortization, increased $0.5 million to $1.2 million in 2009 from $0.7 million in 2008.  The increase is due to receiving $1.4 million in payments during 2009 while receiving $0.9 million for the same periods in 2008.  For both the years ended December

31, 2009 and 2008, investment income / (expense) includes amortization expense of approximately $0.2 million.

For the year ended December 31, 2009, in accordance with the “successful efforts” method of accounting, the Company capitalized approximately $4.4 million of interest expense to construction in progress.  For the same periods in 2008, it capitalized $4.2 million of interest expense to construction in progress.

For the year ended December 31, 2009, other expense increased by $1.4 million to an expense of $1.3 million in 2009 from income of $0.1 million in 2008.  The increase in expense is due to $0.4 million of stock compensation expense related to stock options awarded to a former member of the Board of Directors that was recognized upon issuance of the award and approximately $0.8 million of expense related to the settlement of a disputed contractual obligation with a former consultant of ours concerning services provided to both BPZ and its predecessor at the time BPZ became publicly traded.  Additionally, for the year ended December 31, 2009 the Company recognized $0.1 million of foreign currency losses and for the same period in 2008 it recognized a $0.1 million foreign currency gain.

Income Tax

For the year ended December 31, 2009, the Company recognized an income tax benefit of approximately $6.6 million on a net loss before income tax of approximately $42.4 million resulting in an effective tax rate for both periods of approximately 15.5%.  For the year ended December 31, 2008 the Company recognized an income tax provision of approximately $3.1 million on a net loss before income tax of approximately $6.5 million.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At December 31, 2009, the Company had cash and cash equivalents of $18.1 million and current accounts receivable related to its December oil sales of $2.9 million.  In addition, there was $26.2 million in Value Added Tax receivable which will be collected over time as oil sales are invoiced.

Capital Expenditures

The Company reported total capital expenditures of $46.1 million and $96.6 million for the fourth quarter and year ended December 31, 2009, respectively, as follows:

•      $30.9 million for the quarter and $66.0 million for the year primarily in drilling the CX11-19D, the CX11-17D, the CX11-15D, and the A-14D wells;

•      $7.2 million for the quarter and year related to the purchase of the Don Fernando barge which will serve as the Company’s construction and tender assist vessel;

•      $3.9 million and $4.9 million during the fourth quarter and year, respectively, primarily as a result of the GE turbine payments related to the Company’s gas-to-power project;

•      $2.9 million for the year related to support machinery and equipment purchases;

•      $1.1 million for the quarter and $7.9 million for the year for platform repair in Albacora;

•      $1.9 million for the year related to the Albacora testing equipment; and,

•      The Company capitalized approximately $1.4 million for the quarter and $5.8 million for the year, as a result of capitalized interest and capitalized depreciation on support equipment.

The Company budgeted $86 million for 2009 capital expenditures related to its E&P activities.  Purchasing the Don Fernando barge, the additional standby costs associated with the Albacora rig, as well as the payments to GE for the turbines, were not included in the Company’s original budget.

Capital Resources

$170.9 Million Convertible Notes due 2015

Subsequent to December 31, 2009, the Company closed on the private offering of $170.9 million convertible notes due 2015 (the “2015 Convertible Notes”).  The 2015 Convertible Notes are comprised of the initial $140 million of 2015 Convertible Notes sold in the initial private offering, the exercise of a 30- day option to purchase an additional $21.0 million of 2015 Convertible Notes, and International Finance Corporation’s (IFC) election to participate in the offering for an additional $9.9 million of 2015 Convertible Notes, bringing the total proceeds of the private offering to $170.9 million.  The convertible notes were sold to an initial purchaser who then sold the notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933.   The $170.9 million of convertible notes were issued pursuant to an indenture dated as of February 8, 2010, between the Company and Wells Fargo Bank, National Association, as trustee (the Indenture).  The notes are convertible into 23,890,081 shares of BPZ common stock, subject to a one time reset in February 2011 based on certain stock performance measures.  Net proceeds from the sale of the 2015 Convertible Notes, after deducting the discounts and commissions and any offering expenses payable by the Company, were approximately $165.4 million.  The initial purchaser received commissions of approximately $5.5 million in connection with the sale of the Notes.  The Company intends to use the net proceeds for general corporate purposes, including without limitation, capital expenditures and working capital, reduction or refinancing of debt, or other corporate obligations.

Reserve-Based Credit Facility

Subsequent to December 31, 2009, the Company, through its subsidiary BPZ E&P, elected to terminate negotiations on the previously announced $55.0 million portion of the reserve based credit facility being arranged by Natixis.  This does not affect the previously closed and funded

$15 million International Finance Corporation (IFC) facility.  BPZ will evaluate its future secured credit requirements and consider all alternatives.

With the proceeds from the 2015 Convertible Notes offering, the termination of these negotiations is not expected to impact the Company’s ability to undertake its 2010 capital expenditures program, including drilling and continued development of the Corvina and Albacora fields as well as payments due under the GE turbine purchase agreement.

Gas-to-Power Project

The Company commenced discussions with potential joint venture partners for the gas-to-power project in an attempt to secure additional equity for the project. To date, the Company has not entered into any definitive agreements and is not currently in ongoing negotiations with a potential partner.  In the event the Company is able to reach agreement with a potential joint venture partner, it may only retain a minority position in the project.  However, the Company expects to retain the responsibility for the construction of the pipeline as well as retain ownership of the pipeline.  Even if the Company is unable to reach agreement with a potential partner, it is planning to continue moving the project forward to completion. Decisions regarding project financing will be determined as the Company moves the project forward.

On September 26, 2008, the Company, through its subsidiary Empresa Electrica Nueva Esperanza S.R.L., entered into a $51.5 million contract (the “Agreement”) for the purchase of three LM6000 gas-fired turbines from GE Packaged Power, Inc. and GE International, Inc. Sucursal de Peru (collectively “GE”).  As of December 31, 2009, the Company made payments to GE totaling $16.5 million.  Additionally, in March 2010 the Company made a $2.5 million payment and plans to meet the remaining payments due throughout 2010 by using proceeds from the recently completed convertible debt offering or subsequent project financing.

Reconciliation non-GAAP measure

The table below represents a reconciliation of EBITDAX to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net loss	$(9,978)	$(6,179)	$(35,802)	$(9,646)
Income tax expense (benefit)	(1,921)	(2,150)	(6,575)	3,141
Interest expense	—	—	—	—
Depreciation, depletion and amortization expense	6,536	8,115	25,803	16,062
Earnings Before Interest, Income Taxes, Depreciaiton, Amortiziation and Depletion (a)	$(5,363)	$(214)	$(16,574)	$9,557

(a) Earnings before Interest, Income taxes, Depreciation, Amortization and Depletion (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDA may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Pending SEC Comments

In connection with a registration statement filed on October 21, 2009 to register shares issued to the International Finance Corporation in a private transaction, the Company has received comments from the Securities and Exchange Commission pertaining to the Company’s registration statement, its Form 10-K for the year ended December 31, 2008, its Definitive Proxy Statement filed on April 30, 2009, and its Form 10-Q for the period ended September 30, 2009 and the related earnings press release.  In general, the pending questions or comments from the SEC relate to:

(i)        clarifications in several of the Company’s disclosures;

(ii)       the basis for the assumptions underlying the Company’s SEC oil reserves reported for 2008 in light of its actual production performance in 2009;

(iii)      the reasons the Company’s 2009 production fell short of 2008 projections;

(iv)      the consideration the Company gave to the reasonable certainty of its assumptions underlying its SEC oil reserves and the related accounting reported in its financial statements; and,

(v)       how the Company is taking into consideration certain items and uncertainties for its 2009 reserves report.

The Company has promptly responded to the SEC’s requests and is currently waiting on requests for additional information if any. In addition, where appropriate, the Company has proposed clarifications to its disclosures, none of which it believes are material in light of all of the disclosures and risk factors provided in its public filings to date.  The SEC is currently reviewing the Company’s responses, and could ask additional questions or request additional revisions to its filings, some of which could be material.  In particular, the process of estimating oil and natural gas reserves is complex, requiring interpretations of available technical data and many assumptions, including assumptions relating to economic factors, and therefore is inherently imprecise.  In its review of the Company’s responses and reserve data provided to them, the SEC could disagree with its independent petroleum engineer’s reserve estimates, including the underlying interpretations and assumptions or the reasonable certainty of its assumptions, and request a revision to its estimates of proved reserves and the related accounting of the reserves in its financial statements.  In addition, results of actual future production will depend on expected production levels that might not be achieved, oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds, which will most likely vary from the Company’s estimates, and those variances may be material.

Restatement of Merger Earn-Out Shares

On September 10, 2004, BPZ Energy, Inc., a Texas corporation (“BPZ-Texas”), consummated a reverse merger with Navidec, Inc. (“Navidec”) whereby BPZ-Texas became a wholly owned subsidiary of Navidec (the “Merger”).  As a result of the Merger, the shareholders of BPZ-Texas received the majority of the voting interest control of the Board of Directors and management of the combined entity and on February 4, 2005, Navidec changed its name to BPZ Energy, Inc. (now known as BPZ Resources, Inc.).  For accounting purposes, BPZ-Texas was treated as the acquiring entity.  The Merger Agreement provided for the immediate issuance by Navidec of 9,000,000 shares of its common stock to the shareholders of BPZ-Texas and the future issuance of additional merger consideration of 18,000,000 shares on an earn-out basis if the Company achieved certain reserve and production goals.  The first 9,000,000 earn-out shares were contingent on achieving certain reserve targets, which were achieved in December 2004.  However, the contingent earn-out shares could only be issued after the shareholders approved an increase in the number of authorized common shares of the Company.  The shareholders approved an increase in the number of authorized shares from 20,000,000 to 250,000,000 at its 2005 Annual Meeting held on July 1, 2005 and the 9,000,000 shares were issued at that time.  The closing price of BPZ common stock was $4.40 per share on that day.  The remaining 9,000,000 earn-out shares were contingent on the Company becoming entitled to receive, as its proportionate share from gross production from any oil and gas wells owned or operated by the Company, of not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.  On November 2, 2007 this production target was achieved, based on certification by an independent engineering firm that the Company’s production in Peru had met or exceeded the required level of production and the shares were issued.  On November 2, 2007, the closing price of the Company’s common shares was $10.87 per share.

At the time of each earn-out, for accounting purposes, each earn-out was treated as a stock dividend because the earn-out was payable to the shareholders of the accounting acquirer, BPZ-Texas.  Accordingly, we disclosed a retroactive increase in the number of common shares outstanding for all periods presented and no accounting entry was recorded upon the issuance of the earn-out shares.  However, upon further analysis, the Company has determined that the presentation of the impact of the earn-outs should be changed to provide greater clarity concerning the associated re-allocation of value between the former BPZ-Texas shareholders and the other shareholders of the Company.  Therefore, the Company has done the following:

(i)        The Company recorded a distribution from its retained deficit to reflect the relative economic impact of the reallocation of shares and associated shareholder value at the fair value at the date of grant for each merger earn-out tranche.  The effect of this transaction increased the Company’s cumulative retained deficit and common stock by $137.4 million.

(ii)       The Company adjusted its presentation to show the merger earn-out shares when issued for each period presented without retroactively increasing the prior period’s common shares outstanding.  The issuance of the 2005 earn-out shares is therefore reflected in the beginning balance of the 2007 Consolidated Statement of Stockholders’ Equity and the issuance of the 2007 earn-out shares is reflected in 2007.  The effect of this transaction decreased the weighted average outstanding share count for the years ended December 31, 2005, 2006 and 2007 by 13.5 million shares, 9.0 million shares and 7.5 million shares, respectively.

Extended Well Testing Program

On January 25, 2010, the Company applied for an extended well testing (EWT) permit in Corvina for the first five wells, not including the CX11-19D and CX11-17D wells as it believes it is necessary to continue gathering data to fully understand the drive mechanisms that are present in Corvina.  On March 23, 2010, the Company received a decision from the Hydrocarbons General Bureau (DGH), the division of the Ministry of Energy and Mines in charge of hydrocarbons activities in Peru, regarding its previously submitted application for EWT on the Company’s first five oil wells in the Corvina Field in offshore northwest Peru.  In its decision, the DGH approved the Company’s application to continue EWT until the first date of commercial production, currently set for May 31, 2010, subject to specific limits on the amount of natural gas flared from each of the first five Corvina wells.

Based on the natural gas flaring limits set by the DGH in its decision, the Company expects it will have to limit its oil production from the first five Corvina oil wells in order to comply with the established gas flaring limits.  The actual future decrease in production from these five Corvina wells will not be known until the Company fully implements its gas flaring mitigation strategy to optimize oil production while complying with the gas flaring limits, but production from these wells could decrease by as much as 400 to 800 bopd.

The Company expects the newly completed 19D and 17D in Corvina, the A-14XD in Albacora, and future wells drilled in both Albacora and Corvina, to be regulated by the new Peruvian well testing regulation which allows companies six months to evaluate a new well, before applying for the EWT program to continue testing, if necessary.  However, the DGH may impose limits on any extended well test as was the case with our five Corvina wells as described above.

The Company initially planned to have the needed gas and water reinjection facilities at the CX-11 platform by May 31, 2010.  However, it has learned that certain pieces of equipment required for the gas reinjection will be delayed. If the Company is unable to receive and install the necessary water and gas reinjection equipment and receive approval of the corresponding environmental permits by May 31, 2010, it may not be permitted to produce from any of the oil wells in Corvina until such installation is completed or an extension of the May 31, 2010 date is obtained.  The Company will apply to the proper authorities for an extension of the May 31, 2010 date to be able to maintain testing the wells in Corvina; however, no assurance can be given that such extension will be awarded.  Depending on the extent of the delay, the Company plans to use the additional time to drill one or two more wells from the CX11 platform after the current well, the CX11-22D, is completed.

Albacora Platform

In Albacora, while preparing to drill the A-16D, we learned that one of the main beams of the upper platform deck was bent.   It appears that the damage occurred during the drilling of the A-15D well.  We are investigating this incident to confirm our initial assessment of the cause and structural integrity of the platform.  At present, structural engineers are evaluating the overall condition of the platform to insure its structural integrity.  Initial estimates to complete repairs are two weeks.  On completion of all repairs, the Company will spud the A-16D well.

Manolo Zuñiga, President and Chief Executive Officer commented “While the Company had significant challenges in the field in 2009, we have seen improvement in our operational capabilities.  We were able to achieve two of our three major goals.  First, we were able to increase our Proved oil reserves to 37.5 Mmbo which represents a 119% increase over the prior year.  Second, in Albacora we successfully drilled and completed our first well, and were able to put it on line to begin reevaluating this field.  We anticipate final negotiation on the Albacora oil sales contract soon.”  Mr. Zuñiga continued “However, we were unable to achieve our third goal of meeting our earnings target which we anticipated would have allowed the Company to cover both the production costs as well as drilling costs associated with Corvina and Albacora field development using operational cash flow.  This was mostly due to the time spent in overcoming the gas channeling issues in Corvina and the delay in commencing our drilling campaign in Albacora.  As a result, this delayed our ability to drill the 17D and 22D wells in Corvina and the second well in Albacora until 2010.  We had anticipated significant contributions from these wells during 2009, which would have helped us to achieve our earnings target.  We have now completed the 17D well and are drilling the 22D well in Corvina, and expect to start drilling the A-16D well on completion of repairs to the Albacora platform “  Mr. Zuñiga concluded “By adding Albacora to our producing assets, we have added reserves, added production, and reduced the asset concentration risk of the Company.  We plan to begin our onshore development in Blocks XIX, XXII, and XXIII this year.  We are planning to move forward on the gas-to-power project and our objective is to have the power generation facility up and running in late 2011.  Anticipated operational cash flow from Corvina and Albacora oil sales as well as the additional proceeds from the recent convertible debt offering should cover the capital expenditures necessary to complete our 2010 capital program.  In addition, we are working to obtain the necessary additional financing for the gas-to-power project and we will continue to evaluate our options on additional financing as needed.  All of this should help future growth and further strengthen the Company.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.  We are prohibited from disclosing estimates of oil and gas resources that do not constitute “reserves” in our SEC filings.  We may use certain terms in this press release or our related earnings call, such as “oil in place,” “oil zones,” and “oil sands,” which the SEC guidelines strictly prohibit U.S. publicly registered companies from including in their filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200.  These filings can also be obtained from the SEC via the internet at www.sec.gov.